Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS, LLC

The Board of Directors

Independence Realty Trust, Inc.

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania 19103

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 7, 2026, to the Board of Directors of Independence Realty Trust, Inc. (“IRT”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY—Opinions of IRT’s Financial Advisors—Opinion of RBC Capital Markets, LLC” and “THE MERGERS—Opinions of IRT’s Financial Advisors—Opinion of RBC Capital Markets, LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving IRT and Centerspace, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of IRT (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC Capital Markets, LLC

September 23, 2026